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                                                          EXHIBIT 99.(a)(5)(iii)

                       CONTACT:   David H. Sternblitz
                                  Senior Director, Investor and Public Relations
                                  (972) 580-5047


             ZALE CORPORATION ANNOUNCES RESULTS OF TENDER OFFER AND
                           REDEMPTION OF SENIOR NOTES


            DALLAS, Texas, July 30, 2003 - Zale Corporation (NYSE:ZLC), the largest specialty retailer of fine jewelry in North America, today announced the results of its modified "Dutch Auction" tender offer, which expired at 12:00 midnight, New York City time, on July 29, 2003. Based on the results of the count by The Bank of New York, the depositary for the tender offer, approximately 4.7 million shares of common stock were properly tendered and not withdrawn at prices at or below $48.00 per share. As such, the Company expects to purchase approximately 4.7 million shares of its common stock at a total cost of $225.6 million.

            The tender offer commenced on July 1, 2003, when the Company offered to purchase up to 6.4 million shares of its outstanding common stock at a price per share of not less than $42.00 nor in excess of $48.00 per share. As of July 29, 2003, the Company had approximately 32.3 million shares of common stock issued and outstanding. At the completion of the tender offer, the Company expects to have 27.6 million shares of common stock issued and outstanding as of the time immediately following payment for the tendered shares.

            In so far as the tender offer was under-subscribed, the Company intends to purchase additional shares of its common stock pursuant to its stock repurchase program. The Company and its affiliates are prohibited from repurchasing shares until at least ten business days after July 29, 2003.

            Any questions with regard to the tender offer may be directed to the information agent, Morrow & Co., Inc., at (212) 754-8000. The dealer-manager for the tender offer was Bear, Stearns & Co. Inc.

            Separately, the Company announced the redemption of the remaining $87 million of its 8.50% Senior Notes, which were due 2007.


                                     -more-
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         Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,265 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the Internet at www.zalecorp.com.


This release contains forward-looking statements, including statements of the Company's expectations regarding the final number of shares to be acquired in the tender offer, the expected number of outstanding shares following the tender offer and expectations regarding future share repurchases under the Company's previously announced share repurchase program, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: confirmation of the number of shares tendered and purchased; the price and availability of shares for repurchase; the Company's future cash needs following the tender offer; and the other risks detailed from time to time in our SEC reports. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


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